Exhibit 10.1

CREDIT AGREEMENT

between

HARTE HANKS, INC.

and

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

DATED AS OF APRIL 17, 2017

i

INDEX TO EXHIBITS

Exhibit	Description of Exhibit	Section

A	Revolving Credit Note	1.1 and 2.1

INDEX TO SCHEDULES

Schedule	Description of Schedule	Section

6.2	Financial Statements	6.2
6.5	Litigation and Judgments	6.5

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”), dated as of April 17, 2017, is between HARTE HANKS, INC., a Delaware corporation (“Borrower”), and TEXAS CAPITAL BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

RECITALS

Borrower has requested that Lender extend credit to Borrower as described in this Agreement.  Lender is willing to make such credit available to Borrower upon and subject to the provisions, terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1

DEFINITIONS

Section 1.1       Definitions.

As used in this Agreement, all exhibits, appendices and schedules hereto and in any note, certificate, report or other Loan Documents made or delivered pursuant to this Agreement, the following terms will have the meanings given such terms in this Section 1 or in the provision, section or recital referred to below:

“Advance” means an advance by Lender to Borrower pursuant to Section 2 or any advance made by Lender to cover any drawing under any Letter of Credit.

“Advance Request Form” means a certificate, in a form approved by Lender, properly completed and signed by Borrower requesting a Revolving Credit Advance.

“Affiliate” means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; or (c) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall Lender be deemed an Affiliate of Borrower or any of its Subsidiaries or Affiliates.

“Agreement” has the meaning set forth in the introductory paragraph hereto, and includes all schedules, exhibits and appendices attached or otherwise identified therewith.

“Borrower” means the Person identified as such in the introductory paragraph hereto, and its successors and assigns to the extent permitted by Section 11.8.

“Borrowing Base” means, as of any date, an amount equal to the sum of (a) eighty-five percent (85%) of the value of Investment Grade Bonds held in the Custodian Account, plus (b) one hundred percent (100%) of the value of cash in the Custodian Account.

“Business Day” has the meaning assigned to it in the Note.

“Capital Expenditure” means, with respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

“Capitalized Lease Obligation” means, with respect to any Person, the amount of Debt under a lease of Property by such Person that would be shown as a liability on a balance sheet of such Person prepared for financial reporting purposes in accordance with GAAP.

“Code” means the Internal Revenue Code of 1986.

“Collateral” has the meaning set forth in Section 4.1.

“Custodian Account” means Account No. 849HT883 maintained at Raymond James & Associates, Inc. in the name of Pledgor.

“Commitment” means the obligation of Lender to make Revolving Credit Advances pursuant to Section 2.1(a) in an aggregate principal amount at any time outstanding up to but not exceeding $20,000,000.00, subject, however, to termination pursuant to Section 10.2.

“Commitment Fee” means $100,000.00 with respect to the Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), and any successor statute.

“Constituent Documents” means (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

“Debt” means, of any Person as of any date of determination (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days; (d) all Capitalized Lease Obligations of such Person; (e) all Debt or other obligations of others

Guaranteed by such Person; (f) all obligations secured by a Lien existing on Property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (g) any other obligation for borrowed money or other financial accommodations which in accordance with GAAP would be shown as a liability on the balance sheet of such Person; (h) any repurchase obligation or liability of a Person with respect to accounts, chattel paper or notes receivable sold by such Person; (i) any liability under a sale and leaseback transaction that is not a Capitalized Lease Obligation; (j) any obligation under any so-called “synthetic leases;” (k) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of a Person; (l) all payment and reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (m) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Interest Rate” has the meaning assigned to it in the Revolving Credit Note.

“Dollars” and “$” mean lawful money of the United States of America.

“Eligible Contract Participant” has the meaning set forth in the Commodity Exchange Act and the regulations thereunder.

“Environmental Laws” means any and all federal, state, and local laws, regulations, judicial decisions, orders, decrees, plans, rules, permits, licenses, and other governmental restrictions and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as an

Obligated Party or is under common control (within the meaning of Section 414(c) of the Code and Sections 414(m) and (o) of the Code for purposes of the provisions relating to Section 412 of the Code) with an Obligated Party.

“ERISA Event” means (a) a Reportable Event with respect to a Plan, (b) a withdrawal by any Obligated Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by any Obligated Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization, (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan, (e) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, (f) the imposition of any liability to the PBGC under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligated Party or any ERISA Affiliate, (g) the failure of any Obligated Party or ERISA Affiliate to meet any funding obligations with respect to any Plan or Multiemployer Plan, or (h) a Plan becomes subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code.

“Event of Default” has the meaning set forth in Section 10.1.

“GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.  Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

“Governmental Authority” means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“Guarantee” by any Person means any obligation or liability, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person as well as any obligation or liability, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or liability (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to operate Property, to take-or-pay, or to maintain net worth or working capital or other financial statement conditions or otherwise) or (b) entered into for the purpose of indemnifying or assuring in any other manner the obligee of such Debt or other obligation or liability of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Material” means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

“Hedge Agreement” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Intellectual Property” means all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses and other types of intellectual property, in whatever form, now owned or hereafter acquired.

“Investment Grade Bonds” means securities (as defined in Section 8.102 of the UCC) that are listed and traded on the New York Stock Exchange, the American Stock Exchange or the NASDAQ — National Market System which constitute debt, as opposed to equity, and which are acceptable to Lender in its reasonable discretion.

“IRS” means the Internal Revenue Service or any entity succeeding to all or any of its functions.

“Lender” means the Person identified as such in the introductory paragraph hereto, and includes its successors and assigns.

“Letter of Credit” means any letter of credit issued by Lender for the account of or at the direction of Borrower pursuant to Section 2 of this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by Lender.

“Letter of Credit Liabilities” means, at any time, the sum of (a) the aggregate face amount of all outstanding Letters of Credit, plus (b) any amounts drawn under any Letters of Credit for which Lender has not been fully reimbursed by Borrower (unless Lender, in its sole discretion, has cleared the drawn amount by means of an Advance under the Revolving Credit Note, in which case the drawn amount would not constitute a Letter of Credit Liability).

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

“Loan” means any Revolving Credit Advance.

“Loan Documents” means this Agreement, the Security Documents, the Note, each guaranty, and all other promissory notes, security agreements, deeds of trust, assignments, letters of credit, guaranties, and other instruments, documents, or agreements executed and delivered pursuant to or in connection with this Agreement or the Security Documents.

“Material Adverse Event” means any act, event, condition, or circumstance which could materially and adversely affect: (a) the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or Borrower and its Subsidiaries, taken as a whole; (b) the ability of any Obligated Party to perform its obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against any Obligated Party of any Loan Document to which it is a party.

“Maximum Rate” means, at all times, the maximum rate of interest which may be charged, contracted for, taken, received or reserved by Lender in accordance with applicable Texas law (or applicable United States federal law to the extent that such law permits Lender to charge, contract for, receive or reserve a greater amount of interest than under Texas law).  The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law.  Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to Borrower at the time of such change in the Maximum Rate.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions are being made or have been made by, or for which there is an obligation to make by or there is any liability, contingent or otherwise, with respect to an Obligated Party or any ERISA Affiliate and which is covered by Title IV of ERISA.

“Note Purchase Agreement” has the meaning set forth in Section 5.1(f).

“Obligated Party” means Borrower, Pledgor or any other Person who is or becomes party to any agreement that obligates such Person to pay or perform, or that Guarantees or secures payment or performance of, the Obligations or any part thereof.

“Obligations” means all obligations, indebtedness, and liabilities of Borrower and any other Obligated Party to Lender or any Affiliate of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents (including, without limitation, all Letter of Credit Liabilities), any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

“OFAC” means the Office of Foreign Assets Control.

“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease Obligation) of real or personal Property.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity, and shall include such Person’s heirs, administrators, personal representatives, executors, successors and assigns.

“Perfection Certificate” has the meaning set forth in the Security Agreement

“Plan” means any employee benefit or other plan, other than a Multiemployer Plan, established or maintained by, or for which there is an obligation to make contributions by or there is any liability, contingent or otherwise with respect to Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to Section 412 of the Code.

“Pledge Agreement” has the meaning set forth in Section 5.1(f).

“Pledgor” means HHS Guaranty, LLC, a Texas limited liability company.

“Principal Office” means the principal office of Lender, presently located at 745 E. Mulberry Ave., Suite 350, San Antonio, Texas 78212.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or any other assets owned, operated or leased by such Person.

“Related Indebtedness” has the meaning set forth in Section 11.20.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or Property.

“Remedial Action” means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of Borrower or any Person designated by a Responsible Officer to act on behalf of a Responsible Officer; provided that such designated Person may not designate any other Person to be a Responsible Officer.  Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Revolving Credit Advance” means any Advance made by Lender to Borrower pursuant to Section 2.1(a) of this Agreement.

“Revolving Credit Note” means the promissory note of Borrower payable to the order of Lender, in substantially the form of Exhibit A.

“RICO” means the Racketeer Influenced and Corrupt Organization Act of 1970.

“Secured Parties” means the collective reference to Lender and any other Person the Obligations owing to which are, or are purported to be, secured by the Collateral under the terms of the Security Documents.

“Security Documents” means each and every security agreement, pledge agreement, mortgage, deed of trust or other collateral security agreement required by or delivered to Lender from time to time that purport to create a Lien in favor of any of the Secured Parties to secure payment or performance of the Obligations or any portion thereof.

“Subordinated Debt” means any unsecured Debt of Borrower (other than the Obligations) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender and which has been approved in writing by Lender as constituting Subordinated Debt for purposes of this Agreement.

“Subsidiary” means (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

“Termination Date” means 11:00 A.M. Dallas, Texas time on April 17, 2019, or such earlier date on which the Commitment terminates as provided in this Agreement.

“UCC” means Chapters 1 through 11 of the Texas Business and Commerce Code.

“Unfunded Pension Liability” means the excess, if any, of (a) the funding target as defined under Section 430(d) of the Code without regard to the special at-risk rules of Section 430(i) of the Code, over (b) the value of plan assets as defined under Section 430(g)(3)(A) of the Code determined as of the last day of each calendar year, without regard to the averaging which may be allowed under Section 310(g)(3)(B) of the Code and reduced for any prefunding balance or funding standard carryover balance as defined and provided for in Section 430(f) of the Code.

Section 1.2       Accounting Matters.

Any accounting term used in this Agreement or any other Loan Document shall have, unless otherwise specifically provided therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, however, that all financial covenants and calculations in the Loan Documents shall be made in accordance with GAAP as in effect on the date of this Agreement unless Borrower and Lender shall otherwise specifically agree in writing.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing

Section 1.3       ERISA Matters.

If, after the date hereof, there shall occur, with respect to ERISA, the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by the PBGC or any other Governmental Authority, then either Borrower or Lender may request a modification to this Agreement solely to preserve the original intent of this Agreement with respect to the provisions hereof applicable to ERISA, and the parties to this Agreement shall negotiate in good faith to complete such modification.

Section 1.4       Other Definitional Provisions.

All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise specified, all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear.  Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.  Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

SECTION 2

ADVANCES AND LETTERS OF CREDIT

Section 2.1       Revolving Credit Advances.

Subject to the terms and conditions of this Agreement, Lender agrees to make one or more revolving credit loans to Borrower from time to time from the date hereof to and including the Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Commitment, provided that the aggregate amount of all Revolving Credit Advances at any time outstanding plus all outstanding Letter of Credit Liabilities shall not exceed the lesser of (i) the amount of the Commitment and (ii) the Borrowing Base.  Subject to the foregoing limitations, and the other terms and provisions of this Agreement, Borrower may borrow, repay, and reborrow hereunder.

(i)         The Revolving Credit Note.  The obligation of Borrower to repay the Revolving Credit Advances and interest thereon shall be evidenced by the Revolving Credit Note executed by Borrower, and payable to the order of Lender, in the principal amount of the Commitment as originally in effect.

(ii)         Repayment of Revolving Credit Advances.  Borrower shall repay the unpaid principal amount of all Advances on the Termination Date, unless sooner due by reason of acceleration by Lender as provided in this Agreement.

(iii)        Interest.  The unpaid principal amount of the Revolving Credit Advances shall, subject to the following sentence, bear interest as provided in the Revolving Credit Note.  If at any time the rate of interest specified in the Revolving Credit Note would exceed the Maximum Rate but for the provisions thereof limiting interest to the Maximum Rate, then any subsequent reduction shall not reduce the rate of interest on the Revolving Credit Advances below the Maximum Rate until the aggregate amount of interest accrued on the Revolving Credit Advances equals the aggregate amount of interest which would have accrued on the Revolving Credit Advances if the interest rate had not been limited by the Maximum Rate.  Accrued and unpaid interest on the Revolving Credit Advances shall be payable as provided in the Revolving Credit Note and on the Termination Date.

(iv)        Borrowing Procedure.  Borrower shall give Lender notice of each Revolving Credit Advance either telephonically, by e-mail or by such other method approved by Lender submitted to Lender no later than 1:00 p.m. (Texas time) on the day on which the Revolving Credit Advance is desired to be funded.  Advances shall be in a minimum amount of $100,000.  At Lender’s request any telephonic request shall be promptly confirmed by Borrower in writing.  Lender shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to it telephonically, by facsimile or electronically and purporting to have been sent to Lender by Borrower and Lender shall have no duty to verify the origin of any such communication or the identity or authority of the Person sending it.  Subject to the terms and conditions of this Agreement, each Revolving Credit Advance shall be made available to Borrower by depositing the same, in immediately available funds, in an account of Borrower designated by Borrower maintained with Lender at the Principal Office; provided, however, that until Borrower opens an account with Lender (which shall not take more than thirty (30) days) Lender shall make such funds available to Borrower in the manner requested by Borrower.

Section 2.2       General Provisions Regarding Interest; Etc.

(a)        Default Interest Rate.  Any outstanding principal of any Advance and (to the fullest extent permitted by law) any other amount payable by Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Interest Rate for the period from and including the due date thereof to but excluding the date the same is paid in full.  Additionally (but not in duplication of the foregoing), at any time that an Event of Default exists, all outstanding and unpaid principal amounts of all of the Obligations shall, to the extent permitted by law, bear interest at the Default Interest Rate.  Interest payable at the Default Interest Rate shall be payable from time to time on demand.

(b)        Computation of Interest.  Interest on the Advances and all other amounts payable by Borrower hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

Section 2.3       Unused Facility Fee.

Borrower agrees to pay to Lender an unused facility fee on the daily average unused amount of the Commitment for the period from and including the date of this Agreement to and including the Termination Date, at the rate of one-half of one percent (0.50%) per annum based on a 360 day year and the actual number of days elapsed.  For the purpose of calculating the unused facility fee hereunder, the Commitment shall be deemed utilized by the amount of all outstanding Advances and Letter of Credit Liabilities.  Accrued unused facility fees shall be payable quarterly in arrears on the last day of each April, July, October, and January during the term of this Agreement and on the Termination Date.

Section 2.4       Use of Proceeds.

The proceeds of the Revolving Credit Advances shall be used by Borrower for working capital in the ordinary course of business.

Section 2.5       Letters of Credit.

Subject to the terms and conditions of this Agreement, Lender agrees to issue one or more letters of credit for the account of Borrower from time to time from the date hereof through the date that is five (5) Business Days prior to the Termination Date; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the least of: (a) Five Million Dollars ($5,000,000.00); (b) an amount equal to the amount of the commitment minus the outstanding Revolving Credit Advances and (c) the Borrowing Base minus the outstanding Revolving Credit Advances.  Each Letter of Credit shall have an expiration date not to exceed three hundred sixty-five (365) days, shall not have an expiration date beyond the Termination Date, shall be payable in Dollars, shall have a minimum face amount of Fifty Thousand Dollars ($50,000.00), must support a transaction that is entered into in the ordinary course of Borrower’s and its Subsidiaries’ business, must be satisfactory in form and substance to Lender, will be subject to the payment of such Letter of Credit fees as Lender may require, and shall be issued pursuant to such documents and instruments executed by Borrower (including, without limitation, Borrower’s form of Letter of Credit Application as then in effect) as Lender may require.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of Borrower, Borrower shall be obligated to reimburse Lender hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(i)         Fees.  Borrower agrees to pay to Lender, as a condition precedent to the issuance (including the extension) of each Letter of Credit, an issuance fee payable on the date of issuance equal to the greater of (i) one percent (1%) per annum of the face amount of such Letter of Credit, and (ii) $1,000 (including any extension).

(ii)         Reimbursement.  Each payment by Lender pursuant to a drawing under a Letter of Credit is required to be reimbursed by Borrower to Lender and payable immediately upon such drawing and, at the sole option of Lender, can be charged by Lender as (and in such event will be deemed to be) a Revolving Credit Advance under the Revolving Credit Note and this Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

(iii)        Additional Costs in Respect of Letters of Credit.  If, after the date hereof, there shall occur the adoption of any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender’s commitment to issue Letters of Credit hereunder, and the result shall be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay to Lender, from time to time as specified by Lender, such additional amounts as shall be sufficient to compensate Lender for such increased costs or reductions in amount.  A statement as to such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, shall be conclusive as to the amount thereof; provided that the determination thereof is made on a reasonable basis.

SECTION 3

PAYMENTS

Section 3.1       Method of Payment.

All payments of principal, interest, and other amounts to be made by Borrower under this Agreement and the other Loan Documents shall be made to Lender at the Principal Office in Dollars and immediately available funds, without setoff, deduction, or counterclaim, and free and clear of all taxes at the time and in the manner provided in the Revolving Credit Note.

Section 3.2       Prepayments.

(a)        Voluntary Prepayments.  Borrower may prepay all or any portion of the Revolving Credit Note to the extent and in the manner provided for therein.

(b)        Mandatory Prepayment.

(i)         If at any time the unpaid principal balance of the Revolving Credit Note plus the aggregate Letter of Credit Liabilities exceeds the Borrowing Base then in effect, then Borrower shall immediately prepay the entire amount of such excess to Lender.

(ii)         If Borrower or any of its Subsidiaries directly or indirectly, sells, leases, assigns, transfers, or otherwise disposes of any of its assets (including, without limitation, sale and leaseback transactions), all net cash proceeds of such disposition that are in excess of $1,000,000.00 in the aggregate and which are not reinvested by Borrower in business assets within ninety (90) days shall be applied to prepay the Revolving Advances and, to the extent such net cash proceeds are greater than $15,000,000.00 in the aggregate, the prepayment shall be accompanied by a permanent reduction in the Commitment equal to fifty percent (50%) of such net cash proceeds; provided, however that the Commitment shall not be decreased to an amount less than the outstanding Letter of Credit Liabilities.

SECTION 4

SECURITY

Section 4.1       Collateral.

To secure full and complete payment and performance of the Obligations, Borrower shall, and shall cause the other Obligated Parties to, execute and deliver or cause to be executed and delivered all of the Security Documents required by Lender covering substantially all of the Property of Borrower as described in such Security Documents (which, together with any other Property and collateral described in the Security Documents, and any other Property which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the “Collateral”).  Borrower shall execute and cause to be executed such further documents and instruments, including without limitation, UCC financing statements, as Lender, in its sole discretion, deems necessary or desirable to create, evidence, preserve, and perfect its liens and security interests in the Collateral.

Section 4.2       Setoff.

If an Event of Default exists, Lender shall have the right to set off and apply against the Obligations in such manner as Lender may determine, at any time and without notice to Borrower, any and all deposits (general or special, time or demand, provisional or final) or other sums at any time credited by or owing from Lender to Borrower whether or not the Obligations are then due.  As further security for the Obligations, Borrower hereby grants to Lender a security interest in all money, instruments, and other Property of Borrower now or hereafter held by Lender, including, without limitation, Property held in safekeeping.  In addition to Lender’s right of setoff and as further security for the Obligations, Borrower hereby grants to Lender a security interest in all deposits (general or special, time or demand, provisional or final) and other accounts of Borrower now or hereafter on deposit with or held by Lender and all other sums at any time credited by or owing from Lender to Borrower.  The rights and remedies of Lender hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

SECTION 5

CONDITIONS PRECEDENT

Section 5.1       Initial Extension of Credit.

The obligation of Lender to make the initial Advance under any Note or issue the initial Letter of Credit is subject to the condition precedent that Lender shall have received on or before the day of such Advance or Letter of Credit all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to Lender:

(a)        Resolutions.  Resolutions of the Board of Directors (or other governing body) of Borrower and each other Obligated Party certified by the Secretary or an Assistant Secretary (or other custodian of records) of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(b)        Incumbency Certificate.  A certificate of incumbency certified by a Responsible Officer certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower and each other Obligated Party is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(c)        Constituent Documents.  The Constituent Documents for Borrower and each other Obligated Party certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party;

(d)        Governmental Certificates.  Certificates of the appropriate government officials of the state of incorporation or organization of Borrower and each other Obligated Party as to the existence and good standing of Borrower, each dated within ten (10) days prior to the date of the initial Advance or Letter of Credit;

(e)        Revolving Credit Note.  The Revolving Credit Note executed by Borrower;

(f)         Security Documents.  The Security Documents executed by Borrower and other Obligated Parties including, without limitation, the Security Agreement executed by the Borrower in favor of Lender dated as of even date herewith, the Pledge Agreement executed by Pledgor in favor of Lender dated as of even date herewith (the “Pledge Agreement”) and the Note Purchase Agreement executed by Pledgor in favor of Lender dated as of even date herewith (the “Note Purchase Agreement”);

(g)        Financing Statements.  UCC financing statements reflecting Borrower and the other Obligated Parties, as debtors, and Lender, as secured party, which are required to grant a Lien which secures the Obligations and covering such Collateral as Lender may request;

(h)        Insurance Matters.  Copies of insurance certificates describing all insurance policies required by Section 7.5, together with loss payable and lender endorsements in favor of Lender with respect to all insurance policies covering Collateral;

(i)         Lien Searches.  The results of UCC, tax lien and judgment lien searches showing all financing statements and other documents or instruments on file against Borrower and each other Obligated Party in the appropriate filing offices, such search to be as of a date no more than ten (10) days prior to the date of the initial Advance or Letter of Credit;

(j)         Opinions of Counsel.  (a) A favorable opinion of Dykema Gossett PLLC, legal counsel to Borrower, as to such matters as Lender may reasonably request, and (b) a favorable opinion of Strasburger & Price, LLP, legal counsel to the Pledgor, as to such matters as Lender may request;

(k)        Beneficiary Certificate.  A certificate from the beneficiaries of the trusts which organized and capitalized Pledgor satisfactory to Lender.

(l)         Attorneys’ Fees and Expenses.  Evidence that the costs and expenses (including reasonable attorneys’ fees) referred to in Section 11.1, to the extent incurred, shall have been paid in full by Borrower;

(m)       Closing Fees.  Evidence that the Commitment Fee and any other fees due at closing have been paid.

Section 5.2       All Extensions of Credit.

The obligation of Lender to make any Advance or issue any Letter of Credit (including the initial Advance and the initial Letter of Credit) is subject to the following additional conditions precedent:

(a)        Request for Advance or Letter of Credit.  Lender shall have received in accordance with this Agreement, as the case may be, an Advance Request Form or Letter of Credit Application pursuant to Lender’s requirements and executed by a Responsible Officer of Borrower;

(b)        No Default.  No Default shall have occurred and be continuing, or would result from or after giving effect to such Advance or Letter of Credit;

(c)        No Material Adverse Event.  No Material Adverse Event has occurred and no circumstance exists that could be a Material Adverse Event;

(d)        Representations and Warranties.  All of the representations and warranties contained in Section 6 and in the other Loan Documents shall be true and correct on and as of the date of such Advance or Letter of Credit with the same force and effect as if such representations and warranties had been made on and as of such date; and

(e)        Additional Documentation.  Lender shall have received such additional approvals, opinions, or documents as Lender or its legal counsel may reasonably request.

Each Advance hereunder shall be deemed to be a representation and warranty by Borrower that the conditions specified in this Section 5.2 have been satisfied on and as of the date of the applicable Advance.

SECTION 6

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, and to make Advances and issue Letters of Credit hereunder, and except as set forth on the Schedules hereto, Borrower represents and warrants to Lender that:

Section 6.1       Entity Existence.

Each of Borrower and its Subsidiaries (a) is duly incorporated or organized, as the case may be, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization; (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify could result in a Material Adverse Event.  Each of Borrower and the other Obligated Parties has the power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

Section 6.2       Financial Statements; Etc.

Borrower has delivered to Lender audited financial statements of Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 2015 and unaudited financial statements of Borrower and its Subsidiaries for the nine (9)-month period ended September 30, 2016.  Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein.  Neither Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements.  No Material Adverse Event has occurred since the effective date of the financial statements referred to in this Section 6.2.  All projections delivered by Borrower to Lender have been prepared in good faith, with care and diligence and use assumptions that are reasonable under the circumstances at the time such projections were prepared and delivered to Lender and all such assumptions are disclosed in the projections. Neither Borrower nor any of its Subsidiaries has any material Guarantees, contingent liabilities, liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, or any Hedge Agreement or other transaction or obligation in respect of derivatives, that are not reflected in the most-recent financial statements referred to in this Section 6.2 other than reflected on Schedule 6.2.

Section 6.3       Action; No Breach.

The execution, delivery, and performance by each of Borrower and each other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of such Person and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the Constituent Documents of such Person, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which such Person is a party or by which it or any of its Properties is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 6.4       Operation of Business.

Each of Borrower and its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, necessary to conduct its respective businesses substantially as now conducted and as presently proposed to be conducted, and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing.

Section 6.5       Litigation and Judgments.

Except as specifically disclosed in Schedule 6.5 as of the date hereof, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending,

or to the knowledge of Borrower, threatened against or affecting Borrower, any of its Subsidiaries, or any other Obligated Party that could, if adversely determined, result in a Material Adverse Event.  There are no outstanding judgments against Borrower, any of its Subsidiaries, or any other Obligated Party in excess of accrued loss contingencies.

Section 6.6       [Reserved].

Section 6.7       Enforceability.

This Agreement constitutes, and the other Loan Documents to which Borrower or any other Obligated Party is a party, when delivered, shall constitute legal, valid, and binding obligations of such Person, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

Section 6.8       Approvals.

Other than filings to be made on or around the Closing Date, no authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by Borrower or any other Obligated Party of this Agreement and the other Loan Documents to which such Person is or may become a party or the validity or enforceability thereof.

Section 6.9       Taxes.

Each of Borrower and its Subsidiaries has filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, Property, and sales tax returns, and has paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable, other than, in each case, (a) those which are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves to the extent required by GAAP, or (b) to the extent the failure to pay could not reasonably be expected to cause a Material Adverse Event.  Borrower knows of no pending investigation of Borrower or any of its Subsidiaries by any taxing authority or of any pending but unassessed tax liability of Borrower or any of its Subsidiaries.

Section 6.10     Use of Proceeds; Margin Securities.

Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 6.11     ERISA.

Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.  No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.  There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no Prohibited Transaction or violation of the fiduciary responsibility rules with respect to any Plan.  No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to result in a Material Adverse Event.  No Plan has any Unfunded Pension Liability except as otherwise reflected in Borrower’s most recent financial statements.  No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).  No Obligated Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.  No Obligated Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.12     Disclosure.

No statement, information, report, representation, or warranty made by Borrower or any other Obligated Party in this Agreement or in any other Loan Document or furnished to Lender in connection with this Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.  There is no fact known to Borrower which is a Material Adverse Event, or which might in the future be a Material Adverse Event that has not been disclosed in writing to Lender.

Section 6.13     Subsidiaries.

Borrower has no Subsidiaries other than those listed in the Perfection Certificate, and the Perfection Certificate sets forth the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of Borrower’s ownership interest in such Subsidiary.  All of the outstanding capital stock or other equity interests of each Subsidiary described on the Perfection Certificate has been validly issued, is fully paid, and is nonassessable. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments of any nature relating to any equity interests of any Subsidiary.

Section 6.14     [Reserved].

Section 6.15     Compliance with Laws.

Neither Borrower nor any of its Subsidiaries is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 6.16     [Reserved].

Section 6.17     Regulated Entities.

Neither Borrower nor any of its Subsidiaries is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Debt, pledge its assets or perform its obligations under the Loan Documents.

Section 6.18     [Reserved].

Section 6.19     [Reserved].

Section 6.20     Foreign Assets Control Regulations and Anti-Money Laundering.

Each Obligated Party and each Subsidiary of each Obligated Party is and will remain in compliance in all material respects with all United States economic sanctions laws, Executive Orders and implementing regulations as promulgated by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.  No Obligated Party and no Subsidiary or Affiliate of any Obligated Party (a) is a Person designated by the United States government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a United States Person cannot deal with or otherwise engage in business transactions, (b) is a Person who is otherwise the target of United States economic sanction laws such that a United States Person cannot deal or otherwise engage in business transactions with such Person, or (c) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of United States economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under United States law.

Section 6.21     Patriot Act.

The Obligated Parties, each of their Subsidiaries, and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended), and all other enabling legislation or executive order relating thereto, (b) the Patriot Act, and (c) all other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

SECTION 7

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any Letters of Credit or any part thereof are outstanding or Lender has any Commitment hereunder:

Section 7.1       Reporting Requirements.

Borrower will furnish to Lender:

(a)        Annual Financial Statements.  As soon as available, and in any event within one hundred twenty (120) days after the last day of each fiscal year of Borrower or such longer period as allowed under applicable Securities Exchange Commission rules and regulations, beginning with the fiscal year ending December 31, 2017, a copy of the annual audit report of Borrower and its Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as of the end of such fiscal year and for the twelve (12)-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing, to the effect that such report has been prepared in accordance with GAAP and containing no material qualifications or limitations on scope; provided, however, the annual audit report for the fiscal year ending December 31, 2016 shall be delivered to Lender when such financial statements are filed with the Securities and Exchange Commission.

(b)        Quarterly Financial Statements.  As soon as available, and in any event within forty-five (45) days after the last day of each fiscal quarter of each fiscal year of Borrower or such longer period as allowed under applicable Securities Exchange Commission rules and regulations, beginning with the fiscal quarter ending June 30, 2017, a copy of an unaudited financial report of Borrower and its Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated and consolidating basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by a Responsible Officer to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of Borrower and its Subsidiaries, on a consolidated and consolidating basis, as of the dates and for the periods indicated therein; provided, however, the quarterly financial statement for the fiscal quarter ending March 31, 2017, shall be delivered to Lender when such financial reports are filed with the Securities and Exchange Commission;

(c)        Management Letters.  Promptly upon receipt thereof, a copy of any management letter or written report submitted to Borrower or any of its Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or Properties of Borrower or any of its Subsidiaries;

(d)        Notice of Litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting Borrower or any of its Subsidiaries which, if determined adversely to Borrower or such Subsidiary, could be a Material Adverse Event;

(e)        Notice of Default.  As soon as possible and in any event within five (5) days after the occurrence of any Default, a written notice setting forth the details of such Default and the action that Borrower has taken and proposes to take with respect thereto;

(f)         ERISA Reports.  Promptly after the filing or receipt thereof, but only in the event that such notices or reports pertain to an event which could reasonably be expected to result in a Material Adverse Event, copies of all reports, including annual reports, and notices which any Borrower or ERISA Affiliate files with or receives from the PBGC, the IRS, or the U.S. Department of Labor under ERISA; as soon as possible and in any event within five (5) days after Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event or Prohibited Transaction has occurred with respect to any Plan, a certificate of the chief financial officer of Borrower setting forth the details as to such ERISA Event or Prohibited Transaction and the action that Borrower proposes to take with respect thereto; annually, copies of the notice described in Section 101(f) of ERISA that Borrower or ERISA Affiliate receives with respect to a Plan or Multiemployer Plan; within ten (10) Business Days following the execution of this Agreement, Borrower and each ERISA Affiliate shall request in writing from each Multiemployer Plan the information described in Sections 101(k) and 101(l) of ERISA and shall provide a copy of such requests to Lender; promptly upon receiving such information from the Multiemployer Plans, provide such information to Lender, and thereafter, such requests and such information shall only be required to be provided upon Lender’s request, which shall be made no more frequently than annually;

(g)        Notice of Material Adverse Effect.  As soon as possible, and in any event within five (5) days after the occurrence thereof, written notice of any event or circumstance that could result in a Material Adverse Effect.

(h)        Proxy Statements, Etc.  As soon as available, one copy of each financial statement, report, notice or proxy statement sent by Borrower or any of its Subsidiaries to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(i)         General Information.  Promptly, such other information concerning Borrower, any of its Subsidiaries, or any other Obligated Party as Lender may from time to time request.

All representations and warranties set forth in the Loan Documents with respect to any financial information concerning Borrower shall apply to all financial information delivered to Lender by Borrower, or any Person purporting to be an Responsible Officer or other representative of Borrower regardless of the method of transmission to Lender or whether or not signed by Borrower, or such Responsible Officer or other representative, as applicable.

Section 7.2       Maintenance of Existence; Conduct of Business.

Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business.  Borrower shall, and shall cause each of its Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 7.3       Maintenance of Properties.

Borrower shall, and shall cause each of its Subsidiaries to, maintain, keep, and preserve all of its Properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

Section 7.4       Taxes and Claims.

Borrower shall, and shall cause each of its Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its Property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its Property; provided, however, that neither Borrower nor any of its Subsidiaries shall be required to pay or discharge any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established.

Section 7.5       Insurance.

(a)        Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar Properties in the same general areas in which Borrower and its Subsidiaries operate, provided that in any event Borrower will maintain and cause each of its Subsidiaries to maintain workmen’s compensation insurance, property insurance, comprehensive general liability insurance, reasonably satisfactory to Lender.  Each insurance policy covering Collateral shall name Lender as loss payee and each insurance policy covering liabilities shall name Lender as additional insured, and each such insurance policy shall provide that such policy will not be cancelled or reduced without thirty (30) days prior written notice to Lender.

(b)        Borrower may apply the net proceeds of a casualty or condemnation (each a “Loss”) to the repair, restoration, or replacement of the assets suffering such Loss, so long as (i) such repair, restoration, or replacement is completed within one hundred eighty (180) days after the date of such Loss (or such longer period of time agreed to in writing by Lender), and (ii) such Loss did not cause an Event of Default.  If an Event of Default occurs pursuant to which Lender exercises its rights to accelerate the Obligations as provided in Section 10.2 or such repair, restoration, or replacement is not completed within one hundred eighty (180) days of the date of such Loss (or such longer period of time agreed to in writing by Lender), then Borrower shall deliver such net proceeds to Lender and Lender may immediately and without notice to any Person apply all of such net proceeds to the Obligations, regardless of any other prior agreement regarding the disposition of such net proceeds.

Section 7.6       Inspection Rights.

At any reasonable time and from time to time, but not more than once per calendar year unless an Event of Default exists, Borrower shall, and shall cause each of its Subsidiaries to, (a) permit representatives of Lender to examine, inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Lender considers advisable, (b) to examine, copy, and make extracts from its books and records, (c) to visit and inspect its Properties, and (d) to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants, in each instance, at Borrower’s expense.

Section 7.7       Keeping Books and Records.

Borrower shall, and shall cause each of its Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 7.8       Compliance with Laws.

Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 7.9       [Reserved].

Section 7.10     Further Assurances.

Borrower shall, and shall cause each of its Subsidiaries and each other Obligated Party to, execute and deliver such further agreements and instruments and take such further action as may be requested by Lender to carry out the provisions and purposes of this Agreement and the other Loan Documents and to create, preserve, and perfect the Liens of Lender in the Collateral.

Section 7.11     ERISA.

Borrower shall, and shall cause each of its Subsidiaries to, comply with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

Section 7.12     Depository Relationship.

To induce Lender to establish the interest rates provided for in the Revolving Credit Note, Borrower shall, and shall cause each of its Subsidiaries to, use Lender as its principal depository bank for all domestic operations and Borrower shall, and shall cause each of its Subsidiaries to, maintain Lender as its principal depository bank for all domestic operations, including for the maintenance of business, cash management, operating and administrative deposit accounts, except, in each case, where there are commercially reasonable business reasons to do otherwise.

SECTION 8

NEGATIVE COVENANTS

Borrower covenants and agrees that, as long as the Obligations or any Letters of Credit or any part thereof are outstanding or Lender has any Commitment hereunder:

Section 8.1       Debt.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume, or permit to exist any Debt for borrowed money or Debt evidenced by bonds, notes, debentures or similar investments (collectively, “Funded Debt”) or Funded Debt Guaranteed by Borrower, except:

(a)        Debt to Lender; and

(b)        Intercompany Debt incurred consistent with past practices; and;

(c)        Purchase money Debt incurred consistent with past practices; and

(d)        Capitalized Lease Obligations incurred consistent with past practices.

Section 8.2       [Reserved].

Section 8.3       Mergers, Etc.

Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate other than dissolution of immaterial Subsidiaries and mergers with or among Subsidiaries and, if involving Borrower, Borrower is the surviving company.

Section 8.4       [Reserved].

Section 8.5       [Reserved].

Section 8.6       [Reserved].

Section 8.7       [Reserved].

Section 8.8       [Reserved].

Section 8.9       [Reserved].

Section 8.10     [Reserved].

Section 8.11     [Reserved].

Section 8.12     [Reserved].

Section 8.13     Accounting.

Borrower shall not, and shall not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to Lender, or (b) in tax reporting treatment, except as required by law and disclosed to Lender.

Section 8.14     [Reserved].

Section 8.15     [Reserved].

Section 8.16     [Reserved].

Section 8.17     OFAC.

Borrower shall not, and shall not permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Section 6.20 and Section 6.21.

SECTION 9

[[RESERVED]]

SECTION 10

DEFAULT

Section 10.1     Events of Default.

Each of the following shall be deemed an “Event of Default”:

(a)        Borrower shall fail to pay the Obligations or any part thereof shall not be paid when due or declared due;

(b)        Borrower shall fail to provide to Lender timely any notice of Default as required by Section 7.1(e) of this Agreement or Borrower shall breach any provision of Section 8 or Section 9 of this Agreement;

(c)        Any representation or warranty made or deemed made by Borrower or any other Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect (without duplication of any materiality qualifier contained therein) when made or deemed to have been made;

(d)        Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in this Agreement or any other Loan Document, and, only with respect to Pledgor’s obligation under the Pledge Agreement to pledge additional Investment Grade Bonds or cash to cure any Borrowing Base deficiency, such failure continues for more than five  (5) Business Days following the date such failure first began;

(e)        Borrower, any of its Subsidiaries, or any other Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its Property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

(f)         An involuntary proceeding shall be commenced against Borrower, any of its Subsidiaries, or any other Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official for it or a substantial part of its Property, and such involuntary proceeding shall remain undismissed and unstayed for a period of thirty (30) days;

(g)        Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment which, in each case, could reasonably be expected to result in a Material Adverse Event;

(h)        This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by Borrower, any of its Subsidiaries, any other Obligated Party or any of their respective equity holders, or Borrower or any other Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any Lien created by the Loan Documents shall for any reason cease to be a valid, first priority perfected Lien upon any of the Collateral purported to be covered thereby;

(i)         Any of the following events shall occur or exist with respect to Borrower or any ERISA Affiliate: (i) any ERISA Event occurs with respect to a Plan or Multiemployer Plan, or (ii) any Prohibited Transaction involving any Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Lender subject Borrower or any ERISA Affiliate to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, the IRS, the U. S. Department of Labor, or otherwise (or any combination thereof) which in the aggregate could reasonably be expected to result in a Material Adverse Event;

(j)         Borrower, any of its Subsidiaries, or any other Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, or similar proceeding or proceedings which could reasonably be expected to result in a Material Adverse Event;

(k)        A final judgment or judgments for the payment of money in an amount which could reasonably be expected to result in a Material Adverse Event shall be rendered by a court or courts against Borrower, any of its Subsidiaries, or any other Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof and Borrower, such Subsidiary, or such Obligated Party shall not, within such period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

Section 10.2     Remedies Upon Default.

If any Event of Default shall occur and be continuing, then Lender may without notice terminate the Commitment or declare the Obligations or any part thereof to be immediately due and payable, or both, and the same shall thereupon become immediately due and payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of an Event of Default under Section 10.1(e) or (f), the Commitment shall automatically terminate, and the Obligations shall become immediately due and payable, in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, notice of intent to demand, protest, or other formalities of any kind, all of which are hereby expressly waived by Borrower.  In addition to the foregoing, if any Event of Default shall occur and be continuing, Lender may exercise all rights and remedies available to it in law or in equity, under the Loan Documents, or otherwise.  Notwithstanding the foregoing, Lender shall be under no obligation to exercise any of its rights and remedies under any of the Security Documents or other Loan Documents executed by Borrower.  Lender shall have the right, but not the obligation, to limit the exercise of its rights to the Note Purchase Agreement and the Pledge Agreement without exercising any rights or remedies against Borrower or any other Person.

Section 10.3     Application of Funds.

After the exercise of remedies provided for in Section 10.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Lender in such order as it elects in its sole discretion.

Section 10.4     Performance by Lender.

If Borrower shall fail to perform any covenant or agreement contained in any of the Loan Documents, then Lender may perform or attempt to perform such covenant or agreement on behalf of Borrower.  In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount expended by Lender in connection with such performance or attempted performance, together with interest thereon at the Default Interest Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full.  Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any covenant, agreement, or other obligation of Borrower under this Agreement or any other Loan Document.

Section 10.5     Cash Collateral.

If any Event of Default shall occur and be continuing or the Termination Date shall have occurred, Borrower shall, if requested by Lender, immediately deposit with and pledge to Lender cash or cash equivalent investments in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations; provided, however, that if Lender reasonably determines that Pledgor has sufficient Investment Grade Bonds and cash pledged to cover the outstanding Letter of Credit Liabilities no such deposit and pledge from Borrower will be requested.

SECTION 11

MISCELLANEOUS

Section 11.1     Expenses.

Borrower hereby agrees to pay on demand: (a) all costs and expenses of Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (b) all costs and expenses of Lender in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the fees and expenses of legal counsel, advisors, consultants, and auditors for Lender; (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents; (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any Lien contemplated by this Agreement or any other Loan Document; and (e) all other costs and expenses incurred by Lender in connection with this Agreement or any other Loan Document, any litigation, dispute, suit, proceeding or action; the enforcement of its rights and remedies, and the protection of its interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all costs, expenses, and other charges (including Lender’s internal charges) incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of the Collateral or other assets of Borrower.

Section 11.2     INDEMNIFICATION.

BORROWER SHALL INDEMNIFY LENDER AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OTHER OBLIGATED PARTY, (E) THE USE OR PROPOSED USE OF ANY LETTER OF CREDIT, (F) ANY AND ALL TAXES, LEVIES, DEDUCTIONS, OR CHARGES IMPOSED ON LENDER OR ANY OF LENDER’S CORRESPONDENTS IN RESPECT OF ANY LETTER OF CREDIT, OR (G) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, RELATING TO ANY OF THE FOREGOING.  WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS’ FEES) ARISING OUT OF OR RESULTING FROM THE SOLE CONTRIBUTORY OR ORDINARY NEGLIGENCE OF SUCH PERSON.

Section 11.3     Limitation of Liability.

Neither Lender nor any Affiliate, officer, director, employee, attorney, or agent of Lender shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by Borrower or any other Obligated Party in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.  Borrower hereby waives, releases, and agrees not to sue Lender or any of Lender’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents.

Section 11.4     No Duty.

All attorneys, accountants, appraisers, and other professional Persons and consultants retained by Lender shall have the right to act exclusively in the interest of Lender and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to Borrower or any of Borrower’s equity holders, Affiliates, officers, employees, attorneys, agents, or any other Person.

Section 11.5     Lender Not Fiduciary.

The relationship between Borrower and Lender is solely that of debtor and creditor, and Lender has no fiduciary or other special relationship with Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between Borrower and Lender to be other than that of debtor and creditor.

Section 11.6     Equitable Relief.

Borrower recognizes that in the event Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to Lender.  Borrower therefore agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 11.7     No Waiver; Cumulative Remedies.

No failure on the part of Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 11.8     Successors and Assigns.

This Agreement is binding upon and shall inure to the benefit of Lender and Borrower and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights, duties, or obligations under this Agreement or the other Loan Documents without the prior written consent of Lender.

Section 11.9     Survival.

All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by Lender or any closing shall affect the representations and warranties or the right of Lender to rely upon them. Without prejudice to the survival of any other obligation of

Borrower hereunder, the obligations of Borrower under Sections 2.5, 11.1, and 11.2 shall survive repayment of the Obligations and termination of the Commitment and the Letters of Credit.

Section 11.10   Amendment.

The provisions of this Agreement and the other Loan Documents to which Borrower is a party may be amended or waived only by an instrument in writing signed by the parties hereto.

Section 11.11   Notices.

Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or subject to the last sentence hereof electronic mail address specified for notices below the signatures hereon or to such other address as shall be designated by such party in a notice to the other parties.  All such other notices and other communications shall be deemed to have been given or made upon the earliest to occur of (a) actual receipt by the intended recipient or (b)(i) if delivered by hand or courier, (ii) if delivered by mail, four (4) business days after deposit in the mail, postage prepaid; (iii) if delivered by facsimile, when sent; and (iv) if delivered by electronic mail (which form of delivery is subject to the provisions of the last sentence below), when delivered; provided, however, that notices and other communications pursuant to Section 2 shall not be effective until actually received by Lender.  Electronic mail and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

Section 11.12   Governing Law; Venue; Service of Process.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; PROVIDED THAT LENDER SHALL RETAIN ALL RIGHTS UNDER FEDERAL LAW.  THIS AGREEMENT HAS BEEN ENTERED INTO IN BEXAR COUNTY, TEXAS, AND IS PERFORMABLE FOR ALL PURPOSES IN BEXAR COUNTY, TEXAS.  THE PARTIES HEREBY AGREE THAT ANY LAWSUIT, ACTION, OR PROCEEDING THAT IS BROUGHT (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREBY, OR THE ACTIONS OF THE LENDER IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS SHALL BE BROUGHT IN A STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED IN BEXAR COUNTY, TEXAS.  BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH LAWSUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND (C) FURTHER WAIVES ANY CLAIM THAT IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH COURT IS AN INCONVENIENT FORUM.  EACH OF THE PARTIES HERETO AGREE THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY

CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED AT THE ADDRESS FOR NOTICES REFERENCED IN SECTION 11.11 HEREOF.

Section 11.13   Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.14   Severability.

Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 11.15   Headings.

The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 11.16   Participations; Etc.

Lender shall have the right at any time and from time to time to grant participations in, and sell and transfer, the Obligations and any Loan Documents.  Each actual or proposed participant or assignee, as the case may be, shall be entitled to receive all information received by Lender regarding Borrower and its Subsidiaries, including, without limitation, information required to be disclosed to a participant or assignee pursuant to Banking Circular 181 (Rev., August 2, 1984), issued by the Comptroller of the Currency (whether the actual or proposed participant or assignee is subject to the circular or not).

Section 11.17   Construction.

Borrower and Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by Borrower and Lender.

Section 11.18   Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 11.19   WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED

UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF LENDER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

Section 11.20   Additional Interest Provision.

It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply strictly with the applicable law governing the maximum rate or amount of interest payable on the indebtedness evidenced by the Revolving Credit Note, any Loan Document, and the Related Indebtedness (or applicable United States federal law to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable law).  If the applicable law is ever judicially interpreted so as to render usurious any amount (a) contracted for, charged, taken, reserved or received pursuant to the Revolving Credit Note, any of the other Loan Documents or any other communication or writing by or between Borrower and Lender related to the transaction or transactions that are the subject matter of the Loan Documents, (b) contracted for, charged, taken, reserved or received by reason of Lender’s exercise of the option to accelerate the maturity of the Revolving Credit Note and/or any and all indebtedness paid or payable by Borrower to Lender pursuant to any Loan Document other than any Note (such other indebtedness being referred to in this Section as the “Related Indebtedness”), or (c) Borrower will have paid or Lender will have received by reason of any voluntary prepayment by Borrower of the Revolving Credit Note and/or the Related Indebtedness, then it is Borrower’s and Lender’s express intent that all amounts charged in excess of the Maximum Rate shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Rate theretofore collected by Lender shall be credited on the principal balance of the Revolving Credit Note and/or the Related Indebtedness (or, if the Note and all Related Indebtedness have been or would thereby be paid in full, refunded to Borrower), and the provisions of the Revolving Credit Note and the other Loan Documents shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if the Revolving Credit Note or Related Indebtedness has been paid in full before the end of the stated term thereof, then Borrower and Lender agree that Lender shall, with reasonable promptness after Lender discovers or is advised by Borrower that interest was received in an amount in excess of the Maximum Rate, either refund such excess interest to Borrower and/or credit such excess interest against the Revolving Credit Note and/or any Related Indebtedness then owing by Borrower to Lender.  Borrower hereby agrees that as a condition precedent to any claim seeking usury penalties against Lender, Borrower will provide written notice to Lender, advising Lender in reasonable detail of the nature and amount of the violation, and Lender shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Borrower or crediting such excess interest against the Note to which the alleged violation relates and/or the Related Indebtedness then owing by Borrower to Lender.  All sums contracted for, charged, taken, reserved or received by Lender for the use, forbearance or detention of any debt evidenced by the Revolving Credit Note and/or the Related Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of such Note and/or the Related Indebtedness (including any and all renewal and extension periods) until payment in full so that the rate or amount of interest on account of the Revolving Credit Note and/or the Related Indebtedness does not exceed the Maximum Rate from time to time in effect and applicable to such Note and/or the Related Indebtedness for so long as debt is outstanding.  In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Revolving Credit Note and/or any of the Related Indebtedness.  Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.

Section 11.21   Ceiling Election.

To the extent that Lender is relying on Chapter 303 of the Texas Finance Code to determine the Maximum Rate payable on any such Note and/or any other portion of the Indebtedness, Lender will utilize the weekly ceiling from time to time in effect as provided in such Chapter 303.  To the extent United States federal law permits Lender to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law, Lender will rely on United States federal law instead of such Chapter 303 for the purpose of determining the Maximum Rate.  Additionally, to the extent permitted by applicable law now or hereafter in effect, Lender may, at its option and from time to time, utilize any other method of establishing the Maximum Rate under such Chapter 303 or under other applicable law by giving notice, if required, to Borrower as provided by applicable law now or hereafter in effect.

Section 11.22   USA Patriot Act Notice.

Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower and each other Obligated Party, which information includes the name and address of Borrower and each other Obligated Party and other information that will allow Lender to identify Borrower and each other Obligated Party in accordance with the Patriot Act.  In addition, Borrower agrees to (a) ensure that no Person who owns a controlling interest in or otherwise controls Borrower or any Subsidiary of Borrower is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the OFAC, the Department of the Treasury or included in any Executive Order, (b) not to use or permit the use of proceeds of the Obligations to violate any of the foreign asset control regulations of the OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, or cause its Subsidiaries to comply, with the applicable laws.

Section 11.23   NOTICE OF FINAL AGREEMENT.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

EXECUTED to be effective as of the date first written above.

BORROWER:

HARTE HANKS, INC.

By:	/s/ Robert L. R. Munden
	Name:	Robert L. R. Munden
	Title:	EVP, CFO & General Counsel

Address for Notices:
9601 McAllister Freeway, Suite 610
San Antonio, Texas 78216
Fax No.: 210.829.9139
Telex No.:
Telephone No.: 210.829.9235
Attention: CFO/General Counsel
e-mail: robert.munden@hartehanks.com

LENDER:

TEXAS CAPITAL BANK, NATIONAL ASSOCIATION

By:	/s/ Annalese Smolik
Annalese Smolik
Senior Vice President

Address for Notices:
745 E. Mulberry Ave., Suite 300
San Antonio, Texas 78212
Fax No.: 210.390.3777
Telephone No.: 210.390.3804
Attention: Annalese Smolik
e-mail: Annalese.Smolik@texascapitalbank.com